UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2012

T Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-51297	71-0919962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16000 Dallas Parkway, Suite 125, Dallas, Texas		75248
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 720-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Termination of Registrant’s Certifying Accountant

On January 25, 2012, the Audit Committee of T Bancshares, Inc. (the “Company”) approved the decision to change accounting firms and empowered the Committee Chairman to dismiss Weaver and Tidwell, LLP (“Weaver”) as its registered independent accounting firm. Accordingly, the Committee Chairman submitted a termination letter to Weaver on February 14, 2012. Weaver’s service will terminate at the completion of its agreed upon services for the fiscal year ended December 31, 2011. The dismissal of Weaver as the Company’s independent accountants was a result of a competitive bidding process involving several accounting firms.

In connection with the audits of the two fiscal years ended December 31, 2010, and the subsequent interim period through February 14, 2012, there have been no disagreements with Weaver on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreement, if not resolved to the satisfaction of Weaver would have caused Weaver to make reference to the subject matter of disagreements in connection with its reports. Weaver’s audit report on the consolidated financial statements of the Company as of and for the years ended December 31, 2010 and 2009 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Company’s two most recent fiscal years and the subsequent interim period through February 14, 2012.

A copy of the disclosures contained in this Current Report on Form 8-K was provided to Weaver in accordance with Item 304(a)(3) of Regulation S-K. In addition, the Company requested that Weaver furnish the Company with a letter addressed to the Securities and Exchange Commission (the “Commission”) stating whether or not Weaver agrees with the above statements. A copy of Weaver’s letter to the Commission, dated February 16, 2012, is attached as an exhibit to this report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description

Exhibit 16.1	Letter from Weaver and Tidwell, LLP to the Securities and Exchange Commission, dated February 16, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T Bancshares, Inc.

Date: February 17, 2012	By:	/s/ Patrick Howard
Patrick Howard
President and Chief Executive Officer/Principal Executive Officer